Exhibit 99.1

Portland, Oregon

April 13, 2006

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.63 PER SHARE FOR THE FOURTH QUARTER ENDED JANUARY 31, 2006

Cascade Corporation (NYSE: CAE) today reported net income for the fourth quarter of fiscal 2006 of $8.3 million, a 62% increase from $5.1 million for the fourth quarter of fiscal 2005.  Net sales for the fourth quarter of fiscal 2006 were $108.4 million or 5% greater than the fourth quarter of fiscal 2005.

Fourth Quarter Fiscal 2006 Summary

•                  Summary financial results for the fourth quarter and results for the comparable quarter of the previous year are outlined below (in thousands, except earnings per share):

Quarter ended January 31,	2006	2005	% Change
Net sales	$108,423	$103,472	5%
Gross profit	31,845	31,571	1%
Gross profit %	29%	31%
SG&A	21,059	21,756	(3)%
Amortization	248	189	31%
Interest expense, net	160	613	(74)%
Other expense (income)	(118)	253	(147)%
Income before tax	10,496	8,760	20%
Provision for income taxes	2,231	3,673	(39)%
Effective tax rate	21%	42%
Net income	$8,265	$5,087	62%
Diluted earnings per share	$0.63	$0.39	62%

Details of revenue increase for the current quarter over the prior year quarter (in millions):

Revenue growth	$8.2	8%
Foreign currency changes	(3.3)	(3)%
Total	$4.9	5%

•                  Higher sales in all regions contributed to the 5% increase in total revenues.  Revenue growth, excluding currency changes, in North America, Asia Pacific and China was 12%, 13% and 20%, respectively, over the prior year’s fourth quarter.  Sales in Europe were down 11%, but the decline was only 2% excluding currency changes.

•                  Consolidated gross profit percentage of 29% was down from 31% in the comparable quarter of the prior year.  Margins were negatively impacted by higher material costs and increased sales of lower margin OEM products.

•                  The decrease in SG&A was primarily attributable to lower share-based compensation expenses.  In the fourth quarter of fiscal 2005 we recorded share-based compensation of $1.6 million using a mark-to-market method based on the market price of our common stock at January 31, 2005.  In the current year we adopted the new accounting standard for share-based compensation.  The expense under the new standard was $1.0 million in the fourth quarter of fiscal 2006.

•                  The effective tax rate in the fourth quarter of fiscal 2006 was 21% compared to 42% in the prior year.  The decrease is due to several factors including the expected realizability of foreign net operating and capital loss carry forwards and liabilities for employee benefit plans.

Market Conditions

•                  Lift truck shipments for the fourth quarter and full year are outlined below.  Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for Cascade’s products.

	Q4*	Year-to-date*
North America	(4)%	11%
Europe	2%	3%
Asia Pacific (excluding China)	9%	10%
China	1%	11%

*Represents calendar year data

•                  We have continued to see increases in the cost of certain parts and components over the past year.  The overall increase in material costs in fiscal 2006 was less significant than we experienced in fiscal 2005.  We are continuing to aggressively work to mitigate the effect of steel cost increases through a variety of means.   We will continue these efforts, although there is no assurance we will be able to mitigate the full impact of all material cost increases.

North America Summary

Quarter ended January 31,	2006	2005	% Change
Net sales	$62,110	$55,033	13%
Gross profit	23,383	20,589	14%
Gross profit %	38%	37%
SG&A	11,961	12,300	(3)%
Amortization	38	45	(16)%
Operating income	$11,384	$8,244	38%

•                  Higher shipments and sales in the fourth quarter reflect a strong North American lift truck market for the year, even though industry shipments decreased in the fourth quarter.  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$6.8	12%
Foreign currency changes	0.3	1%
Total	$7.1	13%

Europe Summary

Quarter ended January 31,	2006	2005	% Change
Net sales	$30,426	$34,206	(11)%
Gross profit	4,175	6,479	(36)%
Gross profit %	14%	19%
SG&A	6,263	7,123	(12)%
Amortization	203	137	48%
Operating loss	$(2,291)	$(781)	(193)%

•                  Details of the revenue decrease for the quarter over the prior year quarter follow (in millions):

Revenue decline	$(0.7)	(2)%
Foreign currency changes	(3.1)	(9)%
Total	$(3.8)	(11)%

•                  The majority of the revenue decline in Europe can be attributed to currency changes in the Euro and British Pound.  The remaining revenue decline is due to competitive pressures and disruptions related to the movement of production from a facility in The Netherlands which was closed in fiscal 2006.

•                  Gross margins declined in the fourth quarter of the current year.  Factors contributing to lower gross margins include costs related to the closure of a manufacturing facility in The Netherlands and higher labor and maintenance costs in Germany.  During the fourth quarter, cost of goods sold increased $600,000 related to the closure.

•                  SG&A decreased 12% due to lower marketing and warranty and other miscellaneous cost reductions.

Asia Pacific Summary (excluding China)

Quarter ended January 31,	2006	2005	% Change
Net sales	$10,640	$9,919	7%
Gross profit	2,515	2,816	(11)%
Gross profit %	24%	28%
SG&A	2,018	1,873	8%
Operating income	$497	$943	(47)%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$1.3	13%
Foreign currency changes	(0.6)	(6)%
Total	$0.7	7%

•                  The decrease in gross profit was due to higher material costs which we were unable to pass on to customers in the region.

•                  The increase in SG&A was primarily due to higher employee benefit costs.

China Summary

Quarter ended January 31,	2006	2005	% Change
Net sales	$5,247	$4,314	22%
Gross profit	1,772	1,687	5%
Gross profit %	34%	39%
SG&A	817	460	78%
Amortization	7	7	—
Operating income	$948	$1,220	(22)%

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$0.8	20%
Foreign currency changes	0.1	2%
Total	$0.9	22%

•                  The decrease in gross profit margin reflects a more competitive market than we experienced in the prior year.

•                  The increase in SG&A was primarily due to higher employee benefit costs.  We don’t expect selling and administrative costs to continue at this level in fiscal 2007.

Dividend

•                  On April 11, 2006, our Board of Directors declared a quarterly dividend of $0.15 per share, payable on May 15, 2006, to shareholders of record as of April 27, 2006.

Fiscal Year Ended January 31, 2006 Summary

•                  Results and comments for the fiscal year ending January 31, 2006 are as follows (in thousands, except earnings per share):

Year ended January 31,	2006	2005	% Change
Net sales	$450,503	$385,719	17%
Gross profit	142,729	123,182	16%
Gross profit %	32%	32%
SG&A	77,392	75,892	2%
Amortization	1,443	658	119%
Insurance litigation recovery	—	(1,300)	—
Environmental expenses	—	155	—
Interest expense, net	1,762	3,008	(41)%
Other expenses (income), net	(95)	(218)	(56)%
Income before tax	62,227	44,987	38%
Provision for income taxes	20,176	16,497	22%
Effective tax rate	32%	37%
Net income	$42,051	$28,490	48%
Diluted earnings per share	$3.27	$2.24	46%

•                  Consolidated revenue of $450.5 million in fiscal 2006 was 17% higher than consolidated revenue the prior year.  Details of the revenue increase follow (in millions):

North America	$40.5	11%
Europe	15.0	4%
Asia Pacific	5.6	1%
China	2.6	1%
Foreign currency changes	1.1	—
Total	$64.8	17%

•                  Gross margins were essentially unchanged at 32% for both years.  We continue to experience the impact of higher steel prices.  We believe we have been able to recover these costs in some, but not in all markets.

•                  SG&A expense of $77.4 million in fiscal 2006 was 2% higher than expenses of $75.9 million in the prior year.  Generally, the higher level of SG&A expense reflects the impact of increased business activity.  Regional details of the increase in SG&A expense follows (in millions):

North America	$0.5	1%
Europe	(0.7)	(1)%
Asia Pacific	0.9	1%
China	0.6	1%
Foreign currency changes	0.2	—
Total	$1.5	2%

•                  The increase in amortization expense was due to amortization of intangible assets in Italy.

•                  The effective tax rate for fiscal 2006 decreased to 32% versus 37% the prior year.  The decrease is due primarily to the expected realization of foreign capital and net operating loss carryforwards and liabilities related to employee benefit plans.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, April 13th at 9:00 am PDT.  Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-8862, International callers can access the call by dialing (303) 262-2137.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering pass-code 11057623#, or internationally, by dialing (303) 590-3000.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$108,423	$103,472	$450,503	$385,719
Cost of goods sold	76,578	71,901	307,774	262,537
Gross profit	31,845	31,571	142,729	123,182

Selling and administrative expenses	21,059	21,756	77,392	75,892
Amortization	248	189	1,443	658
Insurance litigation recovery	—	—	—	(1,300)
Environmental expenses	—	—	—	155

Operating income	10,538	9,626	63,894	47,777
Interest expense	564	811	2,741	3,570
Interest income	(404)	(198)	(979)	(562)
Other expense (income)	(118)	253	(95)	(218)

Income before provision for income taxes	10,496	8,760	62,227	44,987
Provision for income taxes	2,231	3,673	20,176	16,497
Net income	$8,265	$5,087	$42,051	$28,490

Basic earnings per share	$0.66	$0.42	$3.40	$2.34
Diluted earnings per share	$0.63	$0.39	$3.27	$2.24

Basic weighted average shares outstanding	12,477	12,209	12,354	12,164
Diluted weighted average shares outstanding	13,095	12,900	12,850	12,726

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	As of January 31
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,493	$30,482
Marketable securities	23,004	1,503
Accounts receivable, less allowance for doubtful accounts of $1,415 and $2,182	67,020	70,728
Inventories	56,996	46,212
Deferred income taxes	3,232	3,042
Prepaid expenses and other	5,373	4,592
Total current assets	191,118	156,559
Property, plant and equipment, net	75,374	82,027
Goodwill	78,820	74,786
Deferred income taxes	11,851	9,688
Other assets	4,120	5,032
Total assets	$361,283	$328,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,741	$2,461
Current portion of long-term debt	12,681	12,916
Accounts payable	25,124	25,778
Accrued payroll and payroll taxes	8,710	7,283
Accrued environmental expenses	984	894
Other accrued expenses	13,916	13,073
Total current liabilities	66,156	62,405
Long-term debt, net of current portion	12,500	25,187
Accrued environmental expenses	6,951	7,799
Deferred income taxes	4,009	3,988
Other liabilities	12,261	10,830
Total liabilities	101,877	110,209

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,536 and 12,224 shares issued and outstanding	6,268	6,112
Additional paid-in capital	21,590	20,004
Unamortized deferred compensation	—	(4,506)
Retained earnings	223,867	188,507
Accumulated other comprehensive income	7,681	7,766
Total shareholders’ equity	259,406	217,883
Total liabilities and shareholders’ equity	$361,283	$328,092

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended January 31
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$42,051	$28,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,005	14,570
Share-based compensation	2,278	2,492
Deferred income taxes	(2,995)	2,062
Loss on disposition of assets	385	3
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	2,023	(12,803)
Inventories	(12,026)	(8,320)
Prepaid expenses and other	(141)	34
Accounts payable and accrued expenses	2,378	8,342
Current income tax payable and receivable	245	2,210
Other assets and liabilities	222	728
Net cash provided by operating activities	50,425	37,808

Cash flows from investing activities:
Capital expenditures	(10,580)	(13,581)
Sale of marketable securities	71,549	21,246
Purchase of marketable securities	(93,050)	(17,791)
Business acquisitions	—	(6,236)
Proceeds from sale of assets	358	314
Other assets	—	147
Proceeds from sale of investment	—	1,044
Net cash used in investing activities	(31,723)	(14,857)

Cash flows from financing activities:
Cash dividends paid	(6,691)	(5,478)
Payments on long-term debt and capital leases	(12,922)	(13,026)
Notes payable to banks, net	2,452	(344)
Common stock issued under share-based compensation plans	2,787	1,616
Excess tax benefit from exercise of share-based compensation awards	1,183	340
Net cash used in financing activities	(13,191)	(16,892)

Effect of exchange rate changes	(500)	(1,161)

Change in cash and cash equivalents	5,011	4,898

Cash and cash equivalents at beginning of year	30,482	25,584

Cash and cash equivalents at end of period	$35,493	$30,482